Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This AGREEMENT (“Agreement”) is entered into by and between Teradyne, Inc. (the “Company”) and Eileen Casal (the “Executive”) (together, the “Parties”), as of March 11 2009.

WHEREAS, the parties wish to arrange for the Executive’s separation from the Company and establish the terms of the Executive’s separation and severance;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Separation Date. The Executive’s employment with the Company, and all positions held by her with the Company, shall terminate effective March 31, 2009 (the “Separation Date”). On or before the Separation Date, Executive shall be paid for all earned salary and $37,388.34 (less applicable taxes and withholdings) for all accrued but unused Flex Time-Off earned through the Separation Date. Executive will also be entitled to reimbursement for any allowable business expenses incurred by her through the Separation Date for which she has not then been reimbursed, in accordance with the Company’s regular policies. Executive will receive the compensation set forth in this Section 1 regardless of whether she signs the attached Release of Claims attached hereto as Exhibit A (the “Release”). Except as expressly set forth in this Agreement, Executive agrees that she is not entitled to any additional compensation, bonuses, or equity as of the Separation Date, and that her entitlement to any benefits under the plans, policies or programs of the Company shall terminate as of the Separation Date, except where otherwise provided under the existing terms and conditions of such plans, policies and programs.

2. Stock Options and Restricted Stock. In accordance with the 2006 Equity and Cash Compensation Incentive Plan, the 1997 Employee Stock Option Plan, and the 1991 Employee Stock Option Plan (the “Equity Plans”), Executive shall cease vesting in all existing stock option grants and restricted stock unit awards (“RSUs”) as of the Separation Date. Executive’s equity holdings as of the Separation Date are as set forth in Exhibit B hereto. Executive’s options and RSUs shall continue to be governed by the terms and conditions set forth in their applicable Equity Plans and grant agreements, which shall continue in full force and effect following execution of this Agreement. In accordance with those terms, Executive shall have ninety (90) days following the Separation Date to exercise any vested but unexercised stock options.

3. Severance Benefits. Provided Executive signs this Agreement, signs the Release on or within 21 days following the Separation Date, and does not revoke her signature on the Release, the Company agrees to provide the Executive with the following severance benefits:

a. Severance Pay. The Company will continue to pay Executive at her current annual base salary rate of $277,742, less applicable taxes and withholdings and in accordance with the Company’s regular payroll practices (the “Severance Pay”), for one year following the Separation Date (the “Severance Period”), to commence on the first regular payroll date following expiration of the Revocation Period described in Paragraph 3 of the Release, provided that all amounts that remain unpaid on March 12, 2010 shall be paid on March 12, 2010. The Company’s obligation to continue the Severance Pay through the Severance Period shall be subject to the Executive’s continued compliance with the terms of this Agreement and the May 3, 2004 Employment Agreement between Executive and the Company (the “Employment Agreement”);

b. Benefits Continuation. Provided the Executive timely elects and continues to be eligible to receive health, vision and dental insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 29 U.S.C. § 1161 et seq., the Company shall continue to pay the portion of such applicable insurance premiums that it pays for active employees (currently 75%) for the duration of the Severance Period (the “Benefits Continuation”) provided that all amounts that remain unpaid on March 12, 2010 shall be paid on March 12, 2010.

c. Outplacement Assistance. The Company agrees to pay for the costs for the Executive to participate in and receive the benefits of the Executive Career Transition Program currently offered by Right Management, as described in Exhibit C, provided that Executive commences the Program no later than ninety days following the Separation Date (the “Outplacement Assistance”). The Company shall pay Right Management for the cost of the Outplacement Assistance on or before March 12, 2010, upon receipt of invoices for Executive’s participation in the Program in compliance with this Paragraph 3(c).

d. Company Release. Following expiration of the Revocation Period, the Company will execute the Release and provide Executive with a fully-executed original of such Release.

4. Section 409A Compliance. Notwithstanding anything to the contrary herein, Company and Executive acknowledge that all payments and/or benefits provided by the Company to the Executive that may be deemed to constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) are intended to comply with Section 409A. If, however, any payment and/or benefit is deemed not to comply with Section 409A, the Company and Executive agree to negotiate in good faith any such benefit or payment (including without limitation as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

5. Cooperation.

a. Transition Assistance. During the Severance Period, Executive agrees that upon request by the Company, she shall provide, in reasonable amounts and at reasonable times mutually agreed upon by the Executive and the Company, assistance to and cooperation with the Company in order to ensure a smooth transition of her duties and responsibilities.

b. Litigation and Related Matters. For three (3) years following the Separation Date, upon the Company’s request and at reasonable times mutually agreed upon by the Executive and the Company, the Executive agrees to provide reasonable assistance and cooperation to the Company with respect to any threatened or pending civil, criminal or administrative investigations, actions and/or proceedings involving the Company which relate to the Executive’s position, duties, and/or responsibilities, or to any other matters that Executive handled, participated in or had knowledge of, all while she was employed at the Company. Employee’s cooperation may include (but not be limited to) being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery, and/or to act as a witness when and as reasonably requested by the Company and at reasonable times mutually agreed upon by the Executive and the Company. Executive shall be entitled to reimbursement for reasonable travel, food, lodging and other expenses incurred in connection with the provision of assistance and/or cooperation in connection with this Paragraph 5, subject to the Company’s regular policies on expense reimbursements. Furthermore, in the event that Executive is required to provide more than forty (40) hours of assistance under this Paragraph 5(b) in any calendar year after 2009, she shall be compensated at a reasonable hourly rate for her assistance (except for any time spent testifying under oath).

c. Notice of Subpoenas/Status Updates. Employee agrees that she will notify the Company promptly in the event that she is served with a subpoena or in the event that she is asked to provide a third party with information concerning any threatened or pending complaint, charge or claim against the Company. The Company will keep the Executive informed on a timely basis of the existence of, or any change in, any case or claim in which the Executive is involved as a defendant or has been called or named as a witness, or which has been threatened against the Executive by virtue of her position and responsibilities on behalf of the Company.

d. Notwithstanding the foregoing, the Executive’s obligation to provide the cooperation and assistance described in this Paragraph 5 shall be subject to Executive’s performance of duties in any subsequent employment, self employment or job search (provided that Executive shall make reasonable efforts to accommodate requests by the Company) and the Company’s continued compliance with the terms of this Agreement, the Employment Agreement and the April 1, 1999 Indemnification Agreement between the Executive and the Company (the “Indemnification Agreement”).

6. Executive Reference. Executive agrees that she will direct all requests by potential future employers for a reference from the Company regarding the Executive to Michael A. Bradley, President and Chief Executive Officer. The Company’s response to any inquiry and/or request for a reference regarding the Executive shall be governed by the terms of Exhibit D hereto.

7. Indemnification. The Parties agree that the Executive shall be entitled to indemnification for all of her acts and omissions on behalf of the Company to the fullest extent allowed under the Company’s by-laws in effect as of the date of this Agreement and under the Indemnification Agreement, which shall survive execution of this Agreement in full force and effect.

8. Ongoing Restrictive Covenants. Executive acknowledges and confirms that she has complied and will continue to comply fully with the restrictions and obligations set forth in the Employment Agreement, which shall survive execution of this Agreement in full force and effect (excluding the non-competition provisions in the Employment Agreement, which the Parties agree will not be binding upon the Executive following the Separation Date). For purposes of clarity, the Parties agree that all provisions of the Employment Agreement shall be in effect following the Separation Date, with the exception of the paragraph pertaining to non- competition obligations, which shall not be deemed to apply.

9. Noncompetition. In exchange for the benefits set forth in Paragraph 3 and the other covenants set forth herein, Executive agrees that for a period of one (1) year after the Separation Date, she will not, directly or indirectly, enter the employment of or render any professional services, including but not limited to as an independent contractor, consultant, director, partner, owner (except as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) or otherwise, to any individual, partnership, association or corporation who or which is a competitor of the Company, based on the Company’s products and services as of the Separation Date.

10. Return of Company Property. On or before the Separation Date, the Executive agrees to return all Company property, equipment, documents (hard copy or electronic) and other materials in her possession or control, including, but not limited to, the Executive’s laptop, PDA, telephone and all other computer or electronic devices and peripherals, keys, access cards, credit cards, and all documents that include or reference any confidential information of the Company. The Executive further agrees to refrain from taking any harmful or potentially harmful action with regard to the Company’s computer systems, and to leave intact all electronic Company documents and other information on the electronic system.

11. Non-Disparagement. The Executive understands and agrees that as a condition for payment to her of the Severance Pay, Benefits Continuation and Outplacement Assistance, for a period of three (3) years from the Separation Date, she agrees not to make any false, disparaging or derogatory statements to any third person or entity, including any media outlet, in public or private regarding the Company’s directors, officers, executives, agents, or representatives or the Company’s business affairs and financial condition. The Company understands and agrees that as a condition of the Executive’s performance of the obligations hereunder, for a period of three (3) years from the Separation Date, the Company shall cause its directors, executive officers and officers not to make any false, disparaging or derogatory statements to third parties in public or private, regarding the Executive.

Nothing in this Paragraph or in Paragraphs 5(b) or 6 herein shall prohibit or bar either Party from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required under law; provided, however, that in the event of such a disclosure, each Party agrees to provide advance written notice to the other Party of her/its intent to make such disclosures and cooperate with the other Party to ensure that this Paragraph is complied with to the maximum extent possible. Moreover, nothing herein shall prevent Executive from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that she will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other equitable remedies in any agency proceeding in which she does so participate arising out of or relating to matters released by Executive in Paragraph 1 of the Release.

12. Nature of Agreement. The Executive and the Company understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company or the Executive. This is not intended to be, and shall not be construed as, an employment agreement and the parties agree and understand that the Executive is, and shall remain through the Separation Date, an at-will employee of the Company.

13. Amendment; Successors and Assigns. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, except that it may not be assigned by the Executive without prior written consent of the Company.

14. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject so as to be unenforceable, Executive agrees that such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent permitted by law.

15. Accord and Satisfaction. It is expressly agreed that the payments and benefits set forth in this Agreement, together with all other payments and benefits previously provided to Executive by the Company, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Released Parties (as defined in Paragraph 1 of the Release) to Executive (except as otherwise provided herein or in the Release). The Company agrees that Executive’s undertakings in this Agreement are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of Executive to the Company (except as otherwise provided herein or in the Release).

16. Further Assurances. The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments, as mutually agreed, and take such other actions as may be seasonably required from time to time to carry out the intents and purposes of this Agreement.

17. Notice of Breach and Opportunity to Cure; Remedy for Breach. In the event either Party determines in good faith that the other Party has breached any provisions of this Agreement, the non-breaching Party shall provide written notice of such breach to the other Party specifying the nature of the breach and allowing the other Party a thirty (30) day period from receipt of notice to remedy any such breach. If the Executive is the breaching Party and does not remedy the breach within such thirty (30) day period, Executive’s entitlement to receive and the Company’s obligations to pay and provide the Severance Pay, Benefits Continuation and/or Outplacement Assistance described in Paragraph 3 above shall terminate immediately following the thirty (30) day period. If the Company is the breaching Party and does not remedy the breach within such thirty (30) day period, the Executive’s obligations under Sections 5 and 9 above shall terminate immediately following the thirty (30) day period.

The Parties further agree that if there is a breach by either Party of Paragraphs 1, 3, 5, 6, 7, 8, 9, 10 and/or 11 herein that is not remedied within the thirty (30) day period, the non-breaching Party shall be entitled to recover all reasonable attorneys fees and costs incurred in connection with litigation it commences to enforce its rights uncles those paragraphs of the Agreement; provided that a court of competent jurisdiction determines that (a) the non-breaching party is the prevailing party in the litigation, and (b) the other party has breached its obligation(s) and failed to remedy such breach(es).

18. Entire Agreement. With the exception of the Equity Plans and grant agreements described in Paragraph 2 above, the Employment Agreement and the Indemnification Agreement, each of which shall continue in full force and effect, this Agreement, together with the attached Release that is contemplated to be executed and delivered by the Executive promptly following the Separation Date, contain and constitute the entire understanding and agreement between the Parties and supersede all previous oral and written negotiations, agreements, commitments, and writings in connection therewith ((including but not limited to the December 30, 2008 Amended and Restated Executive Officer Change in Control Agreement between the Parties).

19. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement and the Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement, the Release or the subject matter hereof.

20. Other Terms. The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be executed in separate counter-parts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

21. Voluntary Assent. The Executive affirms that except as expressly set forth in this Agreement, no promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement. The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The

Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

IN WITNESS WHEREOF, the Parties have set their hand and seal to this Agreement as of the date first written above.

Teradyne, Inc.		Eileen Casal

By	/s/ Michael A. Bradley	By:	/s/ Eileen Casal
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